EXHIBIT 99.1

News For Immediate Release

For additional information, contact at 214/981-5000:
Laurence E. Hirsch, Chairman

CXP NAMES CHIEF EXECUTIVE OFFICER

     (DALLAS — Sept. 18, 2003): Centex Construction Products, Inc. (NYSE: CXP) announced today that its Chief Operating Officer Steven R. Rowley has been promoted to President and Chief Executive Officer and elected to the company’s Board of Directors. Mr. Rowley will continue to have line operating responsibility for all four of CXP’s business units: cement, gypsum wallboard, paperboard, and concrete and aggregates.

     Mr. Rowley, 50, has a total of 26 years of experience in the construction products industry. He joined CXP in 1991 as plant manager at its Nevada Cement Company operation and subsequently became Executive Vice President at Illinois Cement Company. Mr. Rowley was named Executive Vice President-Cement in 1998 and in 2002 his operational responsibilities were expanded to include Concrete and Aggregates. He was named COO of CXP in October 2002.

     “During his tenure, Steve has consistently performed in an exceptional manner. I am confident that he will lead CXP to greater heights as it prepares to become a completely independent public company,” said Laurence E. Hirsch, Chairman of the Board of CXP. Mr. Hirsch will continue in his role as Chairman.

     CXP is approximately 65%-owned by Dallas-based Centex Corporation. As previously announced, CXP has reached an agreement with Centex for the spin-off of all of the CXP shares owned by Centex. The spin-off is expected to be complete on or about Dec. 31, 2003.

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